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Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt Investor Relations 303-220-0100 deisenbrandt@ciber.com	Jenn Wing Media Relations 303-220-0100 jwing@ciber.com

CIBER ACHIEVES RECORD QUARTERLY REVENUE, GAAP EPS JUMP 100%
2004 On Track for its Highest Annual Revenue and Highest Earnings Since 1999

        GREENWOOD VILLAGE, Colo.—October 26, 2004—CIBER, Inc. (NYSE: CBR), a leading international systems integration consultancy, today reported results for its third quarter ended September 30, 2004, including record revenues and a 100 percent year-over-year GAAP EPS increase.

Overview:

        "The September quarter produced the highest revenue ever for a CIBER quarter and a very solid earnings performance. Consultant headcounts continued to improve in the third quarter, however, utilization was impacted negatively by seasonal U.S. vacations, multiple hurricanes in the southeastern U.S. and European summer holidays. Another favorable year-to-year comparison was the continuation this year of work for the major telecom customer that curtailed spending in the September 2003 quarter. Perhaps most impressive is the operating leverage we are achieving with larger scale. Our EBITA margin was over 7 percent for the quarter, a nearly 40 percent increase compared to 5.1 percent in the third quarter of 2003 when we were 23 percent smaller," said Mac Slingerlend, CIBER's President and Chief Executive Officer.

Business Model Update & Novasoft AG Acquisition:

        "The third quarter showed continued progress with our business model strategies. Our U.S. Custom Commercial group grew by approximately 100 consultants in the third quarter, with Boston, Seattle, Chicago, Orlando and Detroit leading the broad geographic distribution. Our U.S. Federal business was solid and was helped by the new Port of Lake Charles, La. win announced in July and a strong performance by our Remtech subsidiary, which joined us in a business combination in March 2004. Our U.S. State & Local government business continues to be pressured by limited state government finances, but strategic wins in several states kept their results contributing through the summer. Our ERP business (CIBER Enterprise Solutions), despite merger clouds, also posted a steady quarter. Lastly, our now more material European business units were challenged by lack of available hours in the summer due to traditional vacation holidays, however, headcounts and bill rates remained steady and September finished strong, helping them to a good quarter, as well," said Slingerlend.

        "The integration of Novasoft AG acquisition (67 percent owned) in early September is going well. We met most of their employees on a multi-country tour and are very pleased with their quality, dedication and acceptance of the CIBER combination. We hope to be able to acquire most to all of the minority, publicly held positions shortly (the offering circular to purchase these shares has recently been distributed)," Slingerlend continued.

Revenue:

        Revenue for the September 2004 quarter was a record $219.5 million. This represents an increase of 23 percent from the September 2003 quarter and five percent sequentially. The sequential growth included a full quarter of Ascent Technology Ltd.'s operations, compared to a partial quarter at June 2004, plus four weeks of Novasoft AG's revenues, collectively essentially all of the net revenue growth of the quarter. CIBER benefited organically from increased consultant headcounts and billings on a "per available hour basis", however, these were offset by less available hours in the summer quarter. Organic revenue is projected to grow both sequentially and year-over-year in the fourth quarter of 2004.

        For the nine months ended September 2004, record revenue of $607.8 million exceeded 2003's first three quarters' revenue of $524.6 million by 16 percent.

Net Income:

        Net income for the September 2004 quarter of $8.4 million improved 87 percent over the September 2003 quarter of $4.5 million. It was also approximately $500,000 higher than the June 2004 quarter earnings of $7.9 million, despite the facts that the September quarter absorbed seasonal time-off and our annual branding costs associated with a customer-attended national golf tournament.

        For the nine months ended September 2004, net income of $22.3 million represented a 41 percent improvement from the first nine months of 2003 of $15.8 million.

Cash EPS:

        Cash EPS (defined as net income plus tax adjusted amortization of intangible assets) was $0.15 per share for the September 2004 quarter and $0.39 per share for the first three quarters of 2004. These represent 88 percent and 50 percent improvements over like 2003 periods of $0.08 and $0.26 per share, respectively.

GAAP EPS:

        GAAP EPS for the September quarter was $0.14 per share, a 100 percent increase from $0.07 per share for the September 2003 quarter. Nine month GAPP EPS was $0.36 per share, representing an increase of 50 percent over $0.24 per share for the first three quarters of 2003.

Free Cash Flow and Net Free Cash Flow:

        Free Cash Flow (defined as net income + depreciation + amortization - capital expenditures) for the quarter and year-to-date was: ($ Millions, except per share data)

	Quarter		Nine Months
	Sep 2003	Sep 2004	2003	2004
Net Income	$4.4	$8.4	$15.8	$22.3
Depreciation and Amortization	2.8	4.4	8.7	10.6
Capital Expenditures	-1.1	-1.7	-3.2	-4.8

Free Cash Flow (FCF)	$6.1	$11.1	$21.3	$28.1
Other Operating Activities Changes	6.8	3.3	1.3	-7.1

Net FCF	$12.9	$14.4	$22.6	$21.0

FCF/Share	$0.09	$0.18	$0.33	$0.46
Net FCF/Share	$0.20	$0.23	$0.35	$0.34

        (Our basic definition of Free Cash Flow does not include all operational working capital changes as we believe the timing of certain payments and receipts unevenly distort quarterly results. We have added "Other Operating Activities Changes" from the Statement of Cash Flows, which may increase or decrease Free Cash Flow, to provide "Net Free Cash Flow".)

Specific Operational Wins of the September 2004 quarter:

  •
  $12+ million, three-year outsourcing project with Nashville Electric Service.

  •
  $4+ million outsourcing engagement with the City of New Orleans.

  •
  $19+ million, multi-year major electronics company win, a new outsourcing client.

  •
  $3.5 million Chicago Public Schools ERP project with custom development support.

  •
  $2+ million Peralta Community College PeopleSoft project, a critical positioning win in the California community college market.

  •
  $6+ million Health & Human Services system win for the State of Wisconsin.

  •
  A new $1 million SAP retail project for Deutsche Post by Novasoft.

  •
  $2+ million University of Manchester, England new PeopleSoft project.

  •
  Multiple wins totaling $4 million at our new SAP-SME practice in the U.K.

  •
  $5 million IT support contract for Fort Campbell, Kentucky, the U.S. Army base.

Domestic Bookings:

        "The September 2004 was a good bookings quarter for our U.S. businesses (approximately $200 million), our third largest bookings ever. Our U.S. pipeline stood at $1.6 billion at quarter's end, up slightly from June 30th. We continue to see greater activity across all of our domestic business model," said Ed Longo, CIBER's Chief Operating Officer.

CIBER's European Operations Focus

        CIBER has significantly increased its European operations in 2004. European revenue for 2003 was $77 million, its expected revenue will be approximately $140 million for 2004, and that Europe will be exiting 2004 with a run rate of approximately $210 million. The increases are principally related to the addition of Ascent Technology Ltd. (May 2004) and Novasoft AG (Sep. 2004), although organic operations have performed well, also. Below is an overview of the major enhancements:

	Dec. 2003	Dec. 2004
CIBER Europe
Countries with branch offices	6	12
European offices	8	22
Employees (~)	500	1,300
Business Model (~)
Package (ERP) IT services	24%	58%
Custom IT services	76%	42%
ERP Solutions (~)
SAP	$20 million (100)%	$95 million (48)%
SAGE and Ascent	-(-)%	$27 million (10)%
Top 6 Industry Expertises (~)
Manufacturing	19%	28%
Retail	4%	19%
Public Sector	24%	12%
Pharmaceutical	2%	10%
Financial	17%	8%
Energy & Utilities	15%	7%

	81%	84%

Service Delivery (~)
ERP Systems Implementation	24%	49%
Custom Systems Development	40%	21%
Support/Staffing	27%	20%
Consulting	9%	10%

	100%	100%

        "We are very enthused about our dramatic growth in Europe in 2004 and encouraged about 2005. Terje Laugerud, European CEO, and his leadership team are well regarded and working well together. We now have greater critical mass to compete throughout Europe," Slingerlend added.

Strategies & Outlook:

        "In the fourth quarter, we intend to increase our ERP pipeline in the U.S., improve utilization—particularly in Europe, post a solid year-end hardware reselling result and continue our positioning and planning for greater organic growth in 2005."

        "The fourth quarter of 2004 has two less billing days than the third quarter and the most holidays of any calendar quarter. Nonetheless, we believe we can use strong fall utilization and a full quarter of Novasoft's operations to overcome these two issues. We currently believe revenue will be between $230-238 million, Cash EPS will be $0.14-$0.15 per share, and GAAP EPS will be $0.13-$0.14 per share. These would represent quarter-over-quarter increases in revenue of 37-42 percent, Cash EPS increase of 100-115 percent, and GAAP EPS increase of 86-100 percent," Slingerlend concluded.

        Assuming these results are achieved, fiscal 2004 results will be a record $838-846 million in revenue, Cash EPS of $0.53-$0.54, and $0.49-0.50 of GAAP EPS. Comparing 2004 to 2003, these would represent increases of approximately: 21-22 percent in revenue, 56-59 percent in Cash EPS, and 58-61 percent in GAAP EPS.

About CIBER, Inc.

        CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER's global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company's consultants now serve client businesses from over 60 U.S. offices, 22 European offices and three offices in Asia. With offices in 17 countries, annualized revenue run rate of approximately $950 million and approximately 8,000 employees, CIBER's IT specialists continuously build and upgrade our clients' systems to "competitive advantage status." CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

        Statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission. CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc. Copyright© 2004. All rights reserved.

CIBER, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
	In thousands, except per share data
Consulting services	$168,495	$209,897	$502,309	$583,119
Other revenues	9,396	9,554	22,280	24,665

Total revenues	177,891	219,451	524,589	607,784

Cost of consulting services	121,165	152,124	358,968	422,095
Cost of other revenues	7,019	5,090	16,210	16,283
Selling, general and administrative expenses	41,452	46,696	120,613	128,603
Amortization of intangible assets	710	1,223	2,023	2,839

Operating income	7,545	14,318	26,775	37,964
Other income (expense), net	(347)	(1,109)	(866)	(1,978)

Income before income taxes	7,198	13,209	25,909	35,986
Income tax expense	2,806	4,854	10,103	13,736

Net income	$4,392	$8,355	$15,806	$22,250

Earnings per share—diluted	$0.07	$.14	$0.24	$0.36

Weighted average shares—diluted	65,016	61,415	64,688	61,168

        For the three months ended September 30, 2003 and 2004, respectively, earnings per share—basic was $0.07 and $0.14 and weighted average shares—basic were 63,739 and 60,742.

        For the nine months ended September 30, 2003 and 2004, respectively, earnings per share—basic was $0.25 and $0.37 and weighted average shares—basic were 63,930 and 60,088.

CIBER, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	December 31, 2003	September 30, 2004
	In thousands
Assets
Current assets:
Cash and cash equivalents	$132,537	$28,652
Accounts receivable, net	140,037	204,888
Prepaid expenses and other current assets	10,521	18,163
Income taxes refundable	4,616	2,109
Deferred income taxes	4,931	5,354

Total current assets	292,642	259,166

Property and equipment, net	15,377	25,063
Intangible assets, net	258,223	421,503
Other assets	7,081	11,720

Total assets	$573,323	$717,452

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$17,236	$24,005
Accrued compensation and related liabilities	37,954	39,993
Other accrued expenses and liabilities	24,399	60,548
Income taxes payable	501	2,075

Total current liabilities	80,090	126,621
Long-term line of credit—bank	—	29,258
Long-term debentures	175,000	175,000
Other long-term liabilities	13,601	14,568

Total liabilities	268,691	345,447

Minority Interest	—	16,201
Shareholders' equity	304,632	355,804

Total liabilities and shareholders' equity	$573,323	$717,452

CIBER, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30,
	2003	2004
	In thousands
Operating activities:
Net income	$15,806	$22,250
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	6,719	7,736
Amortization of intangible assets	2,023	2,839
Deferred income taxes	5,576	8,646
Provision for doubtful receivables	1,501	219
Provision for office lease and closure costs	940	—
Other, net	(846)	681
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(1,271)	(16,940)
Other current and long-term assets	1,280	584
Accounts payable	(1,111)	1,364
Accrued compensation and related liabilities	(8,218)	(9,807)
Deferred revenue	835	1,756
Other accrued expenses and liabilities	(7,937)	(4,819)
Income taxes payable/refundable	7,291	6,482

Net cash provided by operating activities	22,588	20,991

Investing activities:
Acquisitions, net of cash acquired	(17,605)	(98,953)
Proceeds from the sale of DigiTerra Broadband, net of expenses	2,080	—
Purchases of property and equipment, net	(3,169)	(4,782)
Purchases of investments	(62)	—
Sales of investments	593	—

Net cash used in investing activities	(18,163)	(103,735)

Financing activities:
Employee stock purchases and options exercised	6,363	6,288
Purchases of treasury stock	(5,479)	(8,746)
Cash settlement of put option	(5,832)	—
Borrowings on long term bank line of credit	326,425	141,794
Payments on long term bank line of credit	(321,021)	(112,536)
Line of credit origination fees paid	(250)	—
Repayment of debt of acquired companies	—	(52,628)
Borrowing on term note	—	6,000
Payments on term note	—	(1,200)
Minority contribution	—	294

Net cash provided by (used in) financing activities	206	(20,734)

Effect of foreign exchange rate changes on cash	127	(407)

Net increase (decrease) in cash and cash equivalents	4,758	(103,885)
Cash and cash equivalents, beginning of period	14,899	132,537

Cash and cash equivalents, end of period	$19,657	$28,652

Supplemental Information (not audited):

CIBER, Inc.
Operating Results Analysis
For the Quarter and Nine Months Ended September 30, 2004
(unaudited)
($ In thousands)

	Three Months Ended				Nine Months Ended
	September 30, 2003		September 30, 2004		September 30, 2003		September 30, 2004
By Divisions Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
U.S. Custom
Commercial*	$91,957	52%	$86,591	40%	$267,949	51%	$252,983	42%
Public Sector	43,536	24	73,926	33	131,625	25	203,934	33
U.S. Package	24,772	14	22,359	10	72,734	14	66,093	11
Europe*	18,195	10	37,081	17	53,899	10	86,903	14
Corporate Elims.	(569)	—	(506)	—	(1,618)	—	(2,129)	—

Total	$177,891	100%	$219,451	100%	$524,589	100%	$607,784	100%

Operating Income		% of Div. Revenue		% of Div. Revenue		% of Div. Revenue		% of Div. Revenue
U.S. Custom
Commercial*	$7,810	7%	$8,028	9%	$22,717	8%	$21,003	8%
Public Sector	4,176	10	8,516	12	14,460	11	23,397	11
U.S. Package	2,965	12	2,023	9	7,793	11	5,044	8
Europe*	463	5	2,446	7	867	2	6,174	7
Corporate	(7,159)	(4)	(5,472)	(2)	(17,039)	(3)	(14,815)	(2)

EBITA	$8,255	5	$15,541	7	$28,798	5	$40,803	7

Amortization Expense	(710)	(1)	(1,223)	—	(2,023)	—	(2,839)	(1)

Operating Income	$7,545	4%	$14,318	7%	$26,775	5%	$37,964	6%

*
U.S. includes India's results; Europe includes Eastern Asia

Average Headcounts: (~)
Billable	5,200	6,700	5,100	6,200
Total	5,950	7,650	5,850	7,150
Utilization (~)	88%	89%	90%	91%
Avg. Bill Rates (~)	$72.00	$71.00	$73.00	$70.00

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CIBER ACHIEVES RECORD QUARTERLY REVENUE, GAAP EPS JUMP 100% 2004 On Track for its Highest Annual Revenue and Highest Earnings Since 1999
CIBER, Inc. Condensed Consolidated Statements of Operations (Unaudited)
CIBER, Inc. and Subsidiaries Consolidated Balance Sheets (Unaudited)
CIBER, Inc. and Subsidiaries Consolidated Statements of Cash Flows (Unaudited)
CIBER, Inc. Operating Results Analysis For the Quarter and Nine Months Ended September 30, 2004 (unaudited) ($ In thousands)